Exhibit 99.1

           PERRIGO COMPANY REPORTS FISCAL YEAR 2005 FINANCIAL RESULTS

     ALLEGAN, Mich., Sept. 7 /PRNewswire-FirstCall/ -- The Perrigo Company (Nasdaq: PRGO; TASE) today announced results for the full year and fourth quarter ended June 25, 2005.

     The acquisition of Agis Industries was completed on March 17, 2005. Agis was first included in the consolidated balance sheet as of March 26, 2005 and Agis' operating results are included in the consolidated results beginning in the fourth quarter of fiscal 2005.

                                 Perrigo Company
                    (in thousands, except per share amounts)

                           Fourth Quarter                 Year-To-Date
                    ---------------------------   ---------------------------
                        2005           2004            2005          2004
                    ------------   ------------   ------------   ------------
Sales               $    324,538   $    206,125   $  1,024,098   $    898,204
Net (Loss)/Income   $     (6,963)  $      8,085   $   (352,983)  $     80,567
Diluted Shares            93,480         73,277         77,313         72,289
Diluted EPS         $      (0.07)  $       0.11   $      (4.57)  $       1.11

     Commenting on the past year, Perrigo Chairman, President and Chief Executive Officer, David T. Gibbons, said, "Fiscal 2005 was a busy, exciting and challenging period that brought many changes to Perrigo Company. We gained entry into the generic prescription drug and Active Pharmaceutical Ingredient markets with the acquisition of Agis, providing us a platform for future growth and expanded research and development and manufacturing capabilities. The integration is moving forward quickly and the two management teams are working well together. The acquisition also brought the added complexity of new purchase accounting requirements and new segment reporting. With several unusual items this year and last year, financial comparisons are difficult." The reconciliation tables at the end of this release exclude key non-recurring items to provide insight into our on-going operations.

     Fiscal Year 2005

     Sales for the twelve months ended June 25, 2005 were $1,024.1 million, compared with $898.2 million last year, an increase of 14 percent. The Company reported a loss of $353.0 million, or $4.57 per share, which included charges associated with the Agis acquisition and class action lawsuit expenses as follows:

                                                              Pre-Tax    After-Tax
                                                             ---------   ---------
     *  Write-off of in-process research and development     $   386.8   $   386.8
     *  Charge for Consumer Healthcare operational
        improvements and asset impairments                         6.4         4.1
     *  Expense of acquisition related legal, audit and
        integration costs                                          5.6         3.6
     *  Write-off of the step-up in the value of inventory
        acquired                                                  23.4        18.2
     *  Estimated settlement of class action lawsuits              4.5         2.9
                                                             $   426.7   $   415.6

     Net income was also impacted by charges for the loratadine and infant drop product recalls of $6.6 million after-tax, or $0.09 per share. Excluding the charges associated with the acquisition and the class action expense, but including the recall charges against operating income, net income was $62.6 million, or $0.81 per share.

     Reported net income in fiscal 2004 was $80.6 million, or $1.11 per share. Excluding a one-time tax benefit ($13.1 million after-tax, or $0.18 per share) and an FTC settlement cost ($3.4 million after-tax, or $0.05 per share), net income was $70.9 million, or $0.98 per share. A reconciliation of non-GAAP measures is shown in Table II at the end of this press release.

     Fiscal Fourth Quarter
     For the fourth quarter, sales were $324.5 million, an increase of 57 percent, compared with $206.1 million last year, reflecting the consolidation of Agis' product sales in the current quarter. The Company reported a net loss of $7.0 million, or $0.07 per share, compared with net income of $8.1 million, or $0.11 per share a year ago.

     Excluding non-recurring charges consisting primarily of the acquisition-related write-off of the step-up in the value of inventory acquired ($18.2 million after-tax, or $0.20 per share) and the estimated class action settlement charge ($2.9 million after-tax, or $0.03 per share) and including a charge for the infant drops product recall ($1.3 million after-tax, or $0.01 per share), net income in the current quarter was $13.0 million, or $0.14 per share. Excluding a charge for an FTC settlement ($3.4 million after-tax, or $0.05 per share), net income in the prior year fourth quarter was $0.16 per share. A reconciliation of non-GAAP measures is shown in Table II at the end of this press release.

     New Segment Reporting
     The Company realigned segment reporting following the Agis acquisition, primarily by product, as follows: Consumer Healthcare, Rx Pharmaceuticals and API as well as an Other category. The Consumer Healthcare segment now includes the U.S., U.K. and Mexico Operations. The Other category consists of two operating segments with sales of consumer, pharmaceutical and medical diagnostic products, primarily for the Israeli market. Segment information is shown in Table I at the end of this press release.

     Consumer Healthcare
     "The Consumer Healthcare business had a particularly challenging year. The cough and cold season started slowly and peaked late with lower severity, which reduced our unit production and pressured margins. We had two retail-level product recalls, loratadine syrup and infant drops, that reduced operating income by $10.3 million. We are reviewing and enhancing our quality processes for new products, which were the focus of the recalls," said Gibbons.

     Consumer Healthcare segment sales for fiscal 2005 were $933.3 million, an increase of four percent, compared with $898.2 million in fiscal 2004. The sales increase reflects the incremental sales volume from the Agis acquisition, a full year of sales from Perrigo U.K., acquired in fiscal 2004, and new product sales in the smoking cessation, feminine hygiene and foot care product categories. The increase was offset partially by sales returns due to the product recalls and price and volume declines in the cough/cold, analgesic and gastrointestinal product categories.

     Reported operating income was $86.6 million compared with $107.9 million last year reflecting lower production levels, increased material costs related to oil pricing, and a reduction of $10.3 million due to the product recalls. Excluding one-time costs for operational improvements and asset impairments ($6.4 million) and the estimated settlements of class action lawsuits ($4.5 million), but including the recall charges against operating income, operating income in fiscal 2005 was $98.3 million compared with $112.6 million in fiscal 2004. A reconciliation of non-GAAP measures is shown in Table II at the end of this press release.

     Rx Pharmaceuticals
     Results for fiscal 2005 largely reflect the operations of the Agis business, consolidated with Perrigo Pharmaceuticals for the first time in the fiscal fourth quarter. The Rx Pharmaceuticals segment reported sales of $32.6 million and an operating loss of $10.7 million compared with a loss of $5.0 million last year in our "greenfield" generic Rx start-up. Excluding the write-off of the step-up in the value of inventory acquired of $5.5 million, the operating loss in fiscal 2005 was $5.1 million. A reconciliation of non-GAAP measures is shown in Table II at the end of this press release.

     API
     Results for fiscal 2005 reflect the operations of the Agis business, reported for the first time in the fiscal fourth quarter. The API segment reported sales of $23.4 million and an operating loss of $7.2 million. Excluding the write-off of the step-up in the value of inventory acquired of $12.5 million, the API segment had operating income of $5.4 million. A reconciliation of non-GAAP measures is shown in Table II at the end of this press release.

     Other
     The Other category consists of Agis' Israel Consumer and Israel Pharmaceutical and Diagnostics Products segments, reported for the first time in the fiscal fourth quarter. The Other category reported sales of $34.8 million and an operating loss of $4.6 million. Excluding the write-off of the step-up in the value of inventory acquired of $4.4 million, the Other category had an operating loss of $0.2 million. A reconciliation of non-GAAP measures is shown in Table II at the end of this press release.

     Fiscal 2006 Outlook

     Pseudoephedrine
     Pseudoephedrine, the active ingredient in many of our Consumer Healthcare cough and cold products, has received significant media and legislative attention. Pseudoephedrine, which is a safe and effective active ingredient, can be used for the manufacturing of the illegal drug methamphetamine. State governments are rapidly approving legislation requiring retailers to remove pseudoephedrine-based products from retail shelves and move them behind the pharmacy counter in an effort to reduce the production of methamphetamine. As retailer actions to move pseudoephedrine behind the counter have accelerated in the last two months, the expected demand for pseudoephedrine products has been sharply reduced.

     Perrigo's pseudoephedrine-containing product sales totaled $182 million in fiscal 2005. Today, the Company estimates fiscal 2006 sales of approximately $110 - $120 million, down $62 - $72 million from fiscal 2005. The Company is working on the reformulation and validation of phenylephrine-based products, which are substitutes for pseudoephedrine. Reformulated products will be introduced throughout the fiscal 2006 cough, cold and flu season. At this time, many of the brands do not currently have phenylephrine-based products available on the shelf, which makes it difficult to create national brand equivalent formulations.

     Mr. Gibbons stated that, "The decline of pseudoephedrine sales year-over-year will unfortunately offset a very strong new product portfolio that includes Smoking Cessation, Acetaminophen Arthritis Pain Relief and Acetaminophen Extended Release Pain Relief. New products are estimated to contribute sales in excess of $90 million.

     "Consumer Healthcare sales are expected to be $1.0 billion, up by approximately $70 million in 2006 with the addition of a full year of Agis OTC product sales," said Gibbons, "and operating income should approximate $105 million, or slightly above last year before non-recurring charges. This is not where we wanted to be, but a good result given the uncontrollable outside factors.

     "Sales for the Rx Pharmaceuticals, API and Other Israeli business are forecasted to be approximately $390 million in fiscal 2006 versus $91 million in fiscal 2005. Fiscal 2006 operating income is estimated to be $42 million, which excludes $5 million for the write-off of inventory step-up, which will occur in the first quarter. This operating income will include approximately $9.0 million for intangible amortization.

     "On a consolidated basis, sales will total approximately $1.4 billion, up $370 million, or 36 percent. Net income is estimated at $72 - $76 million and EPS at $0.74 - $0.78 per share, including additional integration costs at approximately $8 million, and before a write-off of the step-up in the value of inventory acquired of $0.04 per share that will be expensed in the first quarter of fiscal 2006."

     Mr. Gibbons concluded, "Our earnings forecast has been lowered by $0.20 per share in the past month due to the current expectations of a steeper decline in the sale of pseudoephedrine-based products. We cannot control the external factors impacting the cough and cold product segment, but we are doing all we can to adjust to the new legislation and the acceleration of retailer actions. We believe the pseudoephedrine situation is primarily a one season issue. In addition, because this is our first year of integration, we will incur one-time costs of approximately $8 million, which will not recur in future years.

     "We are disappointed that what had appeared to be coming together as a very good fiscal 2006 has been impacted so severely by the pseudoephedrine issues. We will work through these challenges as we continue to build on our core strengths to create a strong future. Those core strengths continue to exist in our Consumer Healthcare business, and we are very encouraged so far at what we see in our newly acquired Rx Pharmaceuticals and API business, which is off to a very good start."

     Perrigo will host a conference call to discuss fiscal 2005 full year and fourth quarter results at 11 a.m. (ET) Wednesday, September 7. The call and replay will be available via webcast on the Company's Web site at http://www.perrigo.com/investor/ , or by phone, at 800-473-6123, International, 973-582-2745. A taped replay of the call will be available beginning at approximately 2:30 p.m. (ET) Wednesday, September 7 until midnight Friday, September 16. To listen to the replay, call 877-519-4471, International 973-341-3080, access code 6430187.

     The Perrigo Company is a leading global healthcare supplier and the world's largest manufacturer of over-the-counter (OTC) pharmaceutical and nutritional products for the store brand market. Store brand products are sold by food, drug, mass merchandise, dollar store and club store retailers under their own labels. The Company also develops, manufactures and markets prescription generic drugs, active pharmaceutical ingredients and consumer products, and operates manufacturing facilities in the United States, Israel, United Kingdom, Mexico and Germany. Visit Perrigo on the Internet (http://www.perrigo.com ).

     Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 33 - 41 of the Company's Form 10-K to be filed today, for the year ended June 25, 2005 for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 PERRIGO COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)

                                                           Fiscal Year
                                           ------------------------------------------
                                               2005           2004           2003
                                           ------------   ------------   ------------
Net sales                                  $  1,024,098   $    898,204   $    834,100
Cost of sales                                   763,709        630,240        596,076
Gross profit                                    260,389        267,964        238,024

Operating expenses
   Distribution                                  18,680         15,154         15,563
   Research and development                      38,419         27,721         23,315
   Selling and administration                   140,581        122,193        117,096
      Subtotal                                  197,680        165,068        155,974
   Write-off of in-process
     research and development                   386,800              -              -
   Restructuring                                  6,382              -              -
   Unusual litigation                                 -              -         (3,128)
      Total                                     590,862        165,068        152,846

Operating income (loss)                        (330,473)       102,896         85,178
Interest and other, net                             220         (3,087)        (1,080)

Income (loss) before income taxes              (330,693)       105,983         86,258
Income tax expense                               22,290         25,416         32,210

Net income (loss)                          $   (352,983)  $     80,567   $     54,048

Earnings (loss) per share
   Basic                                   $      (4.57)  $       1.15   $       0.77
   Diluted                                 $      (4.57)  $       1.11   $       0.76

Weighted average shares outstanding
   Basic                                         77,313         70,206         69,746
   Diluted                                       77,313         72,289         71,158

Dividends declared per share               $      0.155   $       0.13   $       0.05

                                 PERRIGO COMPANY
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                             June 25,       June 26,
                                               2005           2004
                                           ------------   ------------
Assets
Current assets
   Cash and cash equivalents               $     16,707   $      8,392
   Investment securities                         17,761        163,308
   Accounts receivable                          210,308         86,040
   Inventories                                  272,980        174,253
   Current deferred income taxes                 55,987         29,877
   Prepaid expenses and other
    current assets                               35,064         10,359
          Total current assets                  608,807        472,229

Property and equipment
   Land                                          14,638         14,359
   Building                                     231,402        196,029
   Machinery and equipment                      340,266        251,797
                                                586,306        462,185
   Less accumulated depreciation                262,505        234,544
                                                323,801        227,641

Restricted cash                                 400,000              -
Goodwill                                        150,293         35,919
Other intangible assets                         147,967          4,163
Non-current deferred income taxes                26,964          8,137
Other non-current assets                         47,144         11,005
                                           $  1,704,976   $    759,094

Liabilities and Shareholders' Equity
Current liabilities
   Accounts payable                        $    142,789   $     88,858
   Notes payable                                 25,345          9,528
   Payroll and related taxes                     42,326         41,387
   Accrued customer programs                     41,666         13,212
   Accrued liabilities                           57,532         30,477
   Accrued income taxes                          21,225              -
   Current deferred income taxes                  9,659          4,024
          Total current liabilities             340,542        187,486

Non-current liabilities
   Long-term debt                               656,128              -
   Non-current deferred income taxes             74,379         29,606
   Other non-current liabilities                 43,090          5,770
          Total non-current liabilities         773,597         35,376

Shareholders' equity
   Preferred stock, without par
    value, 10,000 shares authorized                   -              -
   Common stock, without par value,
    200,000 shares authorized                   534,518        104,160
   Unearned compensation                         (6,770)          (514)
   Accumulated other comprehensive
    income (loss)                                (1,687)         2,892
   Retained earnings                             64,776        429,694
          Total shareholders' equity            590,837        536,232
                                           $  1,704,976   $    759,094

Supplemental Disclosures of Balance
 Sheet Information
   Allowance for doubtful accounts         $     10,370   $      8,296
   Allowance for inventory                 $     34,028   $     22,888
   Working capital                         $    268,265   $    284,743
   Preferred stock, shares issued                     -              -
   Common stock, shares issued                   93,903         70,882

                                 PERRIGO COMPANY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                           Fiscal Year
                                           ------------------------------------------
                                               2005           2004           2003
                                           ------------   ------------   ------------
Cash Flows From Operating Activities
   Net income (loss)                       $   (352,983)  $     80,567   $     54,048
   Adjustments to derive cash flows
      Write-off of in-process
       research and development                 386,800              -              -
      Depreciation and amortization              34,813         28,452         26,126
      Share-based compensation                    8,056          5,560          5,852
      Deferred income taxes                      (9,834)         3,366         (6,847)
      Acquisition related expenses
       incurred by acquiree                     (10,002)             -              -
      Changes in operating assets and
       liabilities, net of a business
       acquisition and a restructuring
        Accounts receivable                     (16,903)         4,075         (4,427)
        Inventories                              40,528         (6,168)        (4,656)
        Accounts payable                         (6,736)        10,891         (2,329)
        Payrolls and related taxes              (21,515)         1,072          9,185
        Accrued income taxes                      9,932         (5,552)        (2,516)
        Accrued customer programs                 7,966          2,483            356
        Accrued liabilities                       8,820          3,567          3,513
        Other                                    (1,298)        (9,786)         1,929
          Net cash from operating
           activities                            77,644        118,527         80,234

Cash Flows For Investing Activities
   Purchase of securities                      (157,353)      (191,339)      (102,695)
   Proceeds from sales of securities            334,465        111,115         33,350
   Additions to property and
    equipment                                   (26,824)       (28,294)       (32,296)
   Acquisition of assets                         (5,562)             -              -
   Acquisition of a business, net of
    cash                                       (381,570)       (12,061)             -
   Acquisition-related dividends                (12,574)             -              -
   Increase in restricted cash                 (400,000)             -              -
   Investment in equity subsidiaries                  -         (2,000)             -
   Other                                              -              -           (980)
           Net cash for investing
            activities                         (649,418)      (122,579)      (102,621)

Cash From (For) Financing Activities
   Borrowings of short-term debt, net             6,421            702            640
   Borrowings of long-term debt                 648,000              -              -
   Repayments of long-term debt                 (63,000)             -              -
   Increase in deferred debt issue
    costs                                          (959)             -              -
   Tax benefit (expense) of stock
    transactions                                    650          1,725           (481)
   Issuance of common stock                       7,031         11,083          7,231
   Repurchase of common stock                    (3,021)        (2,766)       (33,682)
   Cash dividends                               (11,935)        (9,136)        (3,484)
   Other                                              -           (128)           (52)
          Net cash from (for)
           financing activities                 583,187          1,480        (29,828)

          Net increase (decrease) in
           cash and cash equivalents             11,413         (2,572)       (52,215)
Cash and cash equivalents, at
 beginning of period                              8,392         10,392         62,734
Effect of exchange rate changes on
 cash                                            (3,098)           572           (127)
Cash and cash equivalents, at end of
 period                                    $     16,707   $      8,392   $     10,392

Supplemental Disclosures of Cash Flow
 Information
   Cash paid during the year for:
      Interest                             $      5,248   $        591   $      1,257
      Income taxes                         $     19,026   $     31,079   $     43,417

                                     Table I
                                 PERRIGO COMPANY
                               SEGMENT INFORMATION
                                 (in thousands)
                                   (unaudited)

                                                  Fourth Quarter                  Fiscal Year
                                           ---------------------------   ---------------------------
                                               2005           2004           2005           2004
                                           ------------   ------------   ------------   ------------
Segment Sales
Consumer Healthcare                        $    234,287   $    206,125   $    933,280   $    898,204
Rx Pharmaceuticals                               31,998              -         32,565              -
API                                              23,412              -         23,412              -
Other                                            34,841              -         34,841              -
       Total                               $    324,538   $    206,125   $  1,024,098   $    898,204

Segment Operating Income (Loss)
Consumer Healthcare                        $     12,862   $     14,226   $     86,570   $    107,857
Rx Pharmaceuticals                               (5,155)        (1,957)       (10,692)        (4,961)
API                                              (7,164)             -         (7,164)             -
Other                                            (4,590)             -         (4,590)             -
Unallocated expenses                             (2,237)                       (2,237)
Write-off of in process R&D                       1,800              -       (386,800)             -
Acquisition and integration
 costs                                             (935)             -         (5,560)             -
       Total                               $     (5,419)  $     12,269   $   (330,473)  $    102,896

                                    Table II
                                 PERRIGO COMPANY
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                  Fourth Quarter                  Fiscal Year
                                           ---------------------------   ---------------------------
                                               2005           2004           2005           2004
                                           ------------   ------------   ------------   ------------
Reported gross profit                      $     65,659   $     63,010   $    260,389   $    267,964
Inventory step-up                                23,392              -         23,392              -
Adjusted gross profit                      $     89,051   $     63,010   $    283,781   $    267,964

Reported operating income (loss)           $     (5,419)  $     12,269   $   (330,473)  $    102,896
Inventory step-up                                23,392              -         23,392              -
Settlements - Class action lawsuit
 / FTC                                            4,500          4,750          4,500          4,750
Perrigo operational improvements                      -              -          3,150              -
Perrigo asset impairments                             -              -          3,232              -
Write-off of in-process R&D                      (1,800)             -        386,800              -
Acquisition costs                                   935              -          5,560              -
Adjusted operating income                  $     21,608   $     17,019   $     96,161   $    107,646

Reported net income (loss)                 $     (6,963)  $      8,085   $   (352,983)  $     80,567
One time tax benefit                                  -              -              -        (13,100)
Inventory step-up (1)                            18,246              -         18,246              -
Class action lawsuit (2) (4)                      2,880          3,400          2,880          3,400
Perrigo operational improvements (2)                  -              -          2,016              -
Perrigo asset impairments (2)                         -              -          2,068              -
Write-off of in-process R&D (3)                  (1,800)             -        386,800              -
Acquisition costs (2)                               598              -          3,558              -
Adjusted net income                        $     12,961   $     11,485   $     62,586   $     70,867

Diluted earnings (loss) per share
   Reported                                $      (0.07)  $       0.11   $      (4.57)  $       1.11
   Adjusted                                $       0.14   $       0.16   $       0.81   $       0.98

Diluted weighted average shares
 outstanding                                     93,480         73,277         77,313         72,289

(1)  Net of taxes at 22%
(2)  Net of taxes at 36%
(3) Write-off of in-process research and development is a permanent difference for tax purposes and thus is not tax effected
(4) Fiscal 2004 FTC settlement includes $1,000 of non-deductible expenses that are not tax effected

                               REPORTABLE SEGMENTS
                       RECONCILIATION OF NON-GAAP MEASURES
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                  Fourth Quarter                 Year-To-Date
                                           ---------------------------   ---------------------------
                                               2005           2004           2005           2004
                                           ------------   ------------   ------------   ------------
Consumer Healthcare
Reported gross profit                      $     53,871   $     63,010   $    248,369   $    267,964
  Inventory step-up                                 897              -            897              -
Adjusted gross profit                      $     54,768   $     63,010   $    249,266   $    267,964

Reported operating income                  $     12,862   $     14,226   $     86,570   $    107,857
  Inventory step-up                                 897                           897
  Settlements - Class action
   lawsuit / FTC                                  4,500          4,750          4,500          4,750
  Perrigo operational
   improvements                                       -              -          3,150              -
  Perrigo asset impairments                           -              -          3,232              -
Adjusted operating income                  $     18,259   $     18,976   $     98,349   $    112,607

Rx Pharmaceuticals
Reported gross profit                      $      6,588   $          -   $      6,820   $          -
  Inventory step-up                               5,546              -          5,546              -
Adjusted gross profit                      $     12,134   $          -   $     12,366   $          -

Reported operating loss                    $     (5,155)  $     (1,957)  $    (10,692)  $     (4,961)
  Inventory step-up                               5,546              -          5,546              -
Adjusted operating income
 (loss)                                    $        391   $     (1,957)  $     (5,146)  $     (4,961)

API
Reported gross profit                      $     (2,379)  $          -   $     (2,379)  $          -
  Inventory step-up                              12,542              -         12,542              -
Adjusted gross profit                      $     10,163   $          -   $     10,163   $          -

Reported operating loss                    $     (7,164)  $          -   $     (7,164)  $          -
  Inventory step-up                              12,542              -         12,542              -
Adjusted operating income                  $      5,378   $          -   $      5,378   $          -

Other
Reported gross profit                      $      7,579   $          -   $      7,579   $          -
  Inventory step-up                               4,407              -          4,407              -
Adjusted gross profit                      $     11,986   $          -   $     11,986   $          -

Reported operating loss                    $     (4,590)  $          -   $     (4,590)  $          -
  Inventory step-up                               4,407              -          4,407              -
Adjusted operating loss                    $       (183)  $          -   $       (183)  $          -

Unallocated
Reported operating loss                    $     (1,372)  $          -   $   (394,597)  $          -
  Write-off of in-process R&D                    (1,800)             -        386,800              -
Acquisition costs                                   935              -          5,560              -
Adjusted operating loss                    $     (2,237)  $          -   $     (2,237)  $          -

SOURCE  Perrigo Company
    -0-                             09/07/2005
    /CONTACT: Ernest J. Schenk, Manager, Investor Relations and Communication of Perrigo Company, +1-269-673-9212, E-mail: eschenk@perrigo.com /
    /First Call Analyst: /
    /FCMN Contact: phooker@perrigo.com /
    /Web site:  http://www.perrigo.com
                http://www.perrigo.com/investor /
    (PRGO)